Exhibit 99.1

Dominion Energy Announces Credit Improvement Initiatives;

Reaffirms Earnings and Dividend Guidance

•	Demonstrates commitment to material near-term credit profile improvement

•	Plans to reduce parent-level debt with proceeds of financing of Cove Point facility

•	Pursuing non-core asset sales to support credit profile and regulated growth capital investments

•	Reaffirms best-in-class earnings and dividend growth guidance

RICHMOND, Va., March 27, 2018 – Dominion Energy (NYSE: D) announced today several initiatives that would materially improve its near-term credit profile.

Dominion will pursue a debt financing of the Cove Point liquefied natural gas facility this year and utilize the proceeds to reduce parent level debt.

Dominion Energy will also pursue the divestiture of non-core assets which could include the company’s interest in Blue Racer Midstream, an unregulated natural gas gathering and processing joint venture focused on the Utica natural gas basin.

In combination with the capital investment reductions previously announced and new equity, these actions would allow Dominion Energy to achieve its target parent leverage ratio two years ahead of plan and complete its planned equity issuance for 2018 and 2019 (other than issuance under existing dividend reinvestment program and common shares issued directly to SCANA shareholders under terms of the companies’ proposed merger).

Reaffirmed best-in-class earnings and dividend growth guidance

After including results of these credit initiatives, Dominion Energy continues to expect:

•	2018 operating earnings to be in the previously announced range of $3.80 to $4.25 per share which, at the midpoint, represents a 10 percent increase from the midpoint of 2017 operating earnings guidance;

•	First-quarter 2018 operating earnings to be in the previously communicated range of $0.95 to $1.15 per share; and

•	2017 to 2020 operating earnings per share to grow as previously announced at a compounded annual rate of 6 to 8 percent from 2017 to 2020.

In addition, Dominion Energy continues to expect operating earnings per share to grow 5 plus percent per year beyond 2020 supported by a diverse set of regulated growth capital programs across each of its three main business units.

Dominion Energy has also reaffirmed its intent to increase its dividend by 10 percent per share annually through 2020 noting that all dividend declarations are subject to the approval of the Board of Directors.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Operating earnings is a non-GAAP measure defined as reported earnings adjusted for certain items. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power. In providing its full-year 2018 and first quarter operating earnings guidance, the company notes that there could be differences between expected reported (GAAP) earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles . At this time, Dominion Energy’s management is unable to estimate the aggregate impact, if any, of these items on reported earnings. Accordingly, Dominion Energy is unable to provide a corresponding GAAP equivalent for its operating earnings guidance.

Dominion Energy Midstream Partners (“DM”)

On March 15, 2018, the Federal Energy Regulatory Commission (FERC) issued a policy revision indicating that it no longer will allow master limited partnership interstate natural gas and oil pipelines to recover an income tax allowance in cost-of-service rates. Dominion Energy expects that any future impacts to revenues of FERC-regulated interstate gas transmission assets held at Dominion Energy Midstream Partners (NYSE: DM) as a result of this policy revision will be applied prospectively and only after a multi-year rate proceeding process. Further, any potential future application of the revised policy on the partnership’s assets is not expected to have a material impact on Dominion Energy’s financial performance.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“The reaction of MLP equity capital markets to the FERC policy revision may have a materially negative impact on the amount and price at which DM can raise public equity. Dominion Energy is presently engaged in a review of options for DM and, in the interim, intends to recommend to the DM Board of Directors that the limited partner distribution per unit be increased for the first quarter of 2018 by 5 percent quarter over quarter, consistent with the 22 percent annual distribution growth we have maintained since the initial public offering of DM. DM will utilize existing excess distributable cash flow coverage to support this increase.”

About Dominion Energy

Dominion Energy is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 26,000 megawatts of electric generation, 14,800 miles of natural gas transmission, gathering and storage pipeline, and 6,600 miles of electric transmission lines. Dominion Energy operates one of the nation’s largest natural gas storage systems with approximately 1 trillion cubic feet of storage capacity and serves nearly 6 million utility and retail energy customers. For more information about Dominion Energy, visit the company’s website at www.dominionenergy.com.

This release contains certain forward-looking statements, including forecasted operating earnings for first-quarter and full-year 2018 and beyond which are subject to various risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to: unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures or to Dominion Energy Midstream Partners, and retirements of assets based on asset portfolio reviews; the expected timing and likelihood of completion of the proposed acquisition of SCANA Corporation, including the ability to obtain the requisite approvals of SCANA’s shareholders and timing, receipt and terms and conditions of required regulatory approvals; receipt of approvals for, and timing of, closing dates for other acquisitions and divestitures; the execution of Dominion Energy Midstream Partners’ growth strategy; changes in demand for

Dominion Energy’s services; additional competition in Dominion Energy’s industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; the inability to complete planned construction projects within time frames initially anticipated; and the ability of Dominion Energy Midstream Partners to negotiate, obtain necessary approvals and consummate acquisitions from Dominion Energy and third-parties, and the impacts of such acquisitions. Other risk factors are detailed from time to time in Dominion Energy’s and Dominion Energy Midstream Partners’ quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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CONTACTS:    Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com

      Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com